Exhibit 10.3

April 4, 2008

Mr. Thomas C. Higgins

Dear Tom:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Caliper Life Sciences, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.     Separation.  Your last day of work with the Company and your employment termination date will be April 4, 2008 (the “Separation Date”).

2.     Accrued Salary and Paid Time Off.  On the Separation Date, the Company will pay you all salary and unused paid time off accrued through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments by law.

3.     Severance Payment.  Although the Company does not have any policy or procedure for providing severance benefits, the Company will pay you, as severance, (i) six (6) months of salary continuation based on your base salary in effect as of the Separation Date ($23,746 per month), and (ii) up to an additional three (3) months of salary continuation based on your base salary in effect as of the Separation Date, which shall be payable beyond such initial six (6) month severance period only for so long as you have not obtained new employment, either as an employee, or as a consultant, for at least fifty percent (50%) time (the “Severance Payments”).  You hereby agree that you shall notify the Company upon the commencement of any new employment or consultancy. The Severance Payments period shall begin on April 5, 2008, and the Severance Payments shall be made on the Company’s standard payroll dates, and will be subject to standard payroll deductions and withholdings. The Severance Payments and the bonus payment set forth below are contingent upon you allowing the releases set forth herein to become effective.

4.     Performance Bonus. As an exception to the Company’s standard policy regarding payment of annual bonuses, Caliper will pay to you (at the time that bonus payments are made to all employees), the annual performance bonus for 2007 that you would have earned and been eligible to receive had you remained employed with the Company on the date of payment (in the amount of $51,263.43), according to the stated terms and conditions of the Company’s Performance Bonus Plan.

5.     Stock Options.  Pursuant to the terms of your stock option grant agreement and the Company’s applicable stock option plan, vesting of your stock option(s) will cease on the Separation Date, unless you continue to provide consulting or other services to the Company thereafter. Your right to exercise any vested shares and all other rights and obligations with respect to your stock option(s), will be as set forth in your stock option grant agreement and the Company’s stock option plan.

6.     Health Insurance.  To the extent provided by the federal COBRA law and by the Company’s current group health insurance policies, after the Separation Date, you will be eligible to continue your group health insurance benefits.  If you timely elect continued coverage under COBRA and execute and allow the releases set forth herein to become effective, the Company will pay the

April 3, 2008

COBRA premiums necessary to continue your current family health care coverages (family medical, dental and vision care) until the cessation of the Severance Payments in accordance with paragraph 3 above.

7.     Outplacement Services. The Company will provide you with executive outplacement assistance of up to $12,500 in value from a company of your choosing and under a contract to be negotiated by the Company, for twelve (12) months from the Separation Date.

8.     Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

9.     Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

10.  Return of Company Property.  You agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, with the exception of the laptop, blackberry and related accessories that are currently assigned to you, including, but not limited to:  Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search to ensure that you have returned all such property, wherever it is located.    Notwithstanding the foregoing, you may retain certain Company property as required to provide any consulting services requested by the Company.

11.  Proprietary Information Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement a copy of which is attached hereto as Exhibit A.

12.  Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  By way of example, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

13.  Nondisparagement.  You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business,

business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

14.  No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15.  General Release.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

16.  Release of ADEA Claims.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may choose not to do so); (c) you have twenty-one (21) days from the Separation Date to consider this Agreement (although you may voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you (the “Effective Date”).

17.  Further Release. In granting the release herein, which includes claims which may be unknown to you or unsuspected by you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

18.  Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within the Commonwealth of Massachusetts.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

CALIPER LIFE SCIENCES, INC.

By:	/s/ Paula J. Cassidy

Exhibit A - Proprietary Information and Inventions Agreement

AGREED:

/s/ Thomas C. Higgins
Thomas C. Higgins

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT